Filed Pursuant to Rule 424(b)(3)

Registration No. 333-228695

Prospectus Supplement No. 1

(to Prospectus dated February 5, 2019)

TRANS-LUX CORPORATION

SUBSCRIPTION RIGHTS TO PURCHASE UP TO 2,500,000 SHARES OF COMMON STOCK

AT $1.00 PER SHARE AND THE SHARES OF COMMON STOCK ISSUABLE

UPON THE EXERCISE OF SUCH SUBSCRIPTION RIGHTS

This prospectus supplement no. 1 supplements the prospectus dated February 5, 2019 (the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (Registration No. 333-228695), relating to the distribution of non-transferable subscription rights to purchase up to an aggregate of 2,500,000 shares of our common stock.

The Prospectus previously stated that we reserved the option to extend the rights offering and the period for exercising your subscription rights for a period not exceeding 30 days from the original expiration date of February 22, 2019.  On February 25, 2019, we issued a press release and filed a Form 8-K disclosing that we had extended the original expiration date of the rights offering to March 1, 2019. As we now believe it to be in the best interests of our company and its stockholders to extend the expiration date more than 30 days after the original expiration date, we are filing this prospectus supplement no. 1 to extend the expiration of the rights offering.

We are extending the expiration time of the rights offering from 5:00 p.m., Eastern Time, on March 1, 2019, to 5:00 P.M. Eastern time on April 5, 2019. All references in the Prospectus to an expiration date of February 22, 2019 are hereby replaced with April 5, 2019. To exercise subscription rights, our foreign stockholders must notify the subscription agent prior 5:00 p.m. Eastern Time, on April 2, 2019, the third business day prior to the expiration date, of the exercise of their subscription rights and provide evidence satisfactory to us, such as a legal opinion from local counsel, that the exercise of such subscription rights does not violate the laws of the jurisdiction in which such stockholder resides and remit payment by a U.S. bank in U.S. dollars before the expiration of the offer.

This prospectus supplement no. 1 should be read in conjunction with the Prospectus and may not be delivered or utilized without the Prospectus. To the extent there is a discrepancy between the information contained in this prospectus supplement no. 1 and the information in the Prospectus, the information contained herein supersedes and replaces such conflicting information.

The exercise of subscription rights for shares of our common stock involves a high degree of risk. See “Risk Factors” beginning on page 12 of the Prospectus as well as the risk factors and other information in any documents we incorporate by reference into the Prospectus to read about important factors you should consider before exercising your subscription rights.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is March 1, 2019.